Exhibit 99.1

News Release

CONTACT:	Teri Charest U.S. Bancorp/Media (612) 303-0732 Judith T. Murphy U.S. Bancorp/Analysts (612) 303-0783	Kevin Clark CEO, United Financial Corp. (800) 800-4310 Steve Feurt EVP, United Financial Corp. (800) 800-4310

U.S. BANCORP TO PURCHASE UNITED FINANCIAL CORP. IN MONTANA

MINNEAPOLIS and GREAT FALLS, Mont. (Nov. 6, 2006) – U.S. Bancorp (NYSE: USB) and United Financial Corp. (NASDAQ: UBMT) announced today the signing of a definitive agreement for U.S. Bancorp to acquire United Financial Corp., the parent company of Heritage Bank. This acquisition will nearly double the branch presence in Montana for U.S. Bancorp’s lead bank, U.S. Bank National Association and give the bank a deposit base exceeding $1 billion. United Financial Corp., headquartered in Great Falls, Mont., had consolidated assets of $412 million and $314 million in deposits, as of June 30, 2006.

John R. Elmore, executive vice president of community banking at U.S. Bank, stated, “This is a great fit for both companies since Heritage Bank and U.S. Bank share a similar community banking model, which will help to ensure a smooth transition for customers and employees during the conversion process. In addition, the transaction gives U.S. Bancorp a much stronger presence throughout the state of Montana, both in cities where we don’t currently have branch locations, and in cities where we’ll increase our current market presence.”

The agreement provides for a stock-for-stock merger in which 0.6825 shares of U.S. Bancorp will be exchanged for each common share of United Financial Corp. Based upon stock prices of both companies on Nov. 3, 2006, this represents approximately $22.91 per share.

United Financial’s board of directors has unanimously approved the merger agreement. The board of directors of United Financial has also declared a special dividend of $0.50 per share that will be paid prior to the close of the transaction. Completion of the transaction, which is expected to occur in the first quarter of 2007, is contingent upon customary closing conditions, including regulatory approval and the approval of United Financial’s shareholders, who will vote on the proposed transaction at a special meeting that will be held on a date to be announced. John M. Morrison, the largest shareholder of United Financial, has agreed to vote his shares in favor of the proposed transaction.

“We’re pleased to be a part of U.S. Bancorp’s strategy for growth in Montana,” stated Kevin P. Clark, chief executive officer of United Financial Corp. “Now our customers will be able to take advantage of an even broader range of products and services, with the capability and convenience of a bank that has a national presence.”

Heritage Bank provides a wide range of commercial and consumer banking services to small and middle market businesses, real estate developers, agribusiness and individuals. Once the merger is completed, U.S. Bank expects to have more than 20 branch locations and total deposits of approximately $1 billion in Montana.

About United Financial Corp.

United Financial Corp. is a bank holding company headquartered in Great Falls, Montana, with operations in 15 locations in 13 Montana communities. United’s banking business in Montana is conducted through its wholly-owned subsidiary, Heritage Bank, a Montana corporation established in 1923. Heritage Bank offers deposit accounts, commercial loans, agricultural loans and consumer loans primarily in its market areas in Montana.

About U.S. Bancorp

U.S. Bancorp, with assets of $217 billion, is the 6th largest financial services holding company in the United States. The company operates 2,462 banking offices and 4,943 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at www.usbank.com.

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Forward-looking Statements

This news release contains forward-looking statements about U.S. Bancorp and United Financial Corp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated results of the proposed transaction as well as future revenue and expenses and the future plans and prospects of U.S. Bancorp and United Financial Corp. Forward-looking statements involve inherent risks and uncertainties, and many factors could cause actual results to differ materially from those anticipated, including any failure of the proposed transaction to be completed on the basis currently expected as well as those described in the Annual Report on Form 10-K for the year ended December 31, 2005, of each of U.S. Bancorp and United Financial Corp., which you should read carefully, as well as the companies’ other filings with the Securities and Exchange Commission (SEC). Forward-looking statements speak only as of the date they are made, and neither U.S. Bancorp nor United Financial Corp. undertakes any obligation to update them in light of new information or future events.

Additional Information about the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction involving U.S. Bancorp and United Financial Corp. In connection with the transaction, United Financial Corp. will file a proxy statement with the SEC. Shareholders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed transaction.

The final proxy statement will be mailed to United Financial Corp. shareholders of record at the record date for the special meeting of the shareholders to be held to approve the proposed transaction. In addition, the preliminary and final proxy statements and other relevant documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov.

United Financial Corp. and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. United Financial Corp. shareholders may obtain information regarding the identity of each participant and a description of each participant’s direct or indirect interest in the solicitation from United Financial’s proxy statements and annual reports on Form 10-K previously filed with the SEC and United Financial’s proxy statement relating to the proposed transaction, when it becomes available.